Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Rochester Gas and Electric Corporation (Exact name of registrant, sponsor and depositor as specified in its charter)	RG&E Storm Funding, LLC (Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Asset-Backed Securities	Recovery Bonds, Series 2025-A	457(o)	$1,000,000	100%	$1,000,000	0.000153100	$153.10

	Total Offering Amount					$1,000,000		$153.10

	Net Fee Due							$153.10

(1)	Estimated solely for the purpose of calculating the registration fee.